Exhibit 3.1

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ESCHELON TELECOM, INC.

Eschelon Telecom, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                       The name of the Corporation is Eschelon Telecom, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 20, 1999 under the name of Advanced Telecommunications, Inc.

2.                                       The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 30, 1999.  The Second Amended and Restated Certificate of Incorporation, as amended on April 14, 2000, was filed with the Secretary of State of the State of Delaware on December 13, 1999.  The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 27, 2000.  The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 27, 2000.  The First Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 27, 2002 at 1:45 p.m. (the “First Amendment”).  The Second Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 27, 2002 at 1:50 p.m. (the “Second Amendment”).  The Fourth Amended and Restated Certificate of Incorporation, as amended by the First Amendment and the Second Amendment, is in effect on the date of the filing of this Fifth Amended and Restated Certificate of Incorporation (the “Charter”).

3.                                       This Charter was duly adopted in accordance with the provisions of Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware (the “DGCL”) by resolution of the board of directors of the Corporation (the “Board of Directors”) and the written consent of the Corporation’s stockholders, with written notice being provided to all stockholders in accordance with Section 228(e).  This Charter restates, integrates, amends, and supersedes the provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First Amendment and the Second Amendment.

4.                                       The text of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First Amendment and the Second Amendment, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is Eschelon Telecom, Inc.

ARTICLE II

Period of Existence

The period of existence of the Corporation shall be perpetual.

ARTICLE III

Purposes

The nature of the business and the purpose or purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the DGCL.

ARTICLE IV

Authorized Shares

1.                                      Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Series A Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 260,000,000 shares, consisting of:

(a)                                  160,000,000 shares of Common Stock, par value of $0.01 per share (the rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock are as set forth below in Article VI); and

(b)                                 100,000,000 shares of Series A Preferred Stock, par value of $0.01 per share (the rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in Article V).

ARTICLE V

Terms of Series A Preferred Stock

The Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.                                      Original Issue Price; Original Issue Date.

(a)                                  The issue price of the Series A Preferred Stock shall be $0.5079 per share (the “Original Issue Price”).

(b)                                 The date on which the first share of Series A Preferred Stock is issued shall hereinafter be referred to as the “Original Issue Date.”

2.                                      Dividends.

(a)                                  Fixed Dividends.  The holders of shares of the Series A Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, dividends (“Fixed Dividends”) on each share of the Series A Preferred Stock, as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events which affect the number of outstanding shares of the Series A Preferred Stock (any such event, whether providing such adjustment to the Series A Preferred Stock or other series or classes of capital stock of the Corporation, an “Adjustment”), at the rate of eight percent (8%) per annum of the sum of the Original Issue Price thereof plus all accumulated and unpaid Fixed Dividends thereon.  In addition to the foregoing, additional Fixed Dividends shall accrue on each share of the Series A Preferred Stock issued and outstanding on June 27, 2002 on a daily basis beginning on June 27, 2002 through and including June 30, 2002 at a rate of $0.003386 per day.  Fixed Dividends shall accrue on each share of the Series A Preferred Stock on a daily basis beginning on the date of issuance of such share whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such Fixed Dividends shall be cumulative such that all accumulated and unpaid Fixed Dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities.

(b)                                 Dividend Reference Dates.  To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2002 (the “Dividend Reference Dates”), all Fixed Dividends which have accrued on each share of Series A Preferred Stock outstanding during the three-month period ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Series A Preferred Stock until paid to the holder thereof.

(c)                                  Participating Dividends.  In addition to the Fixed Dividends, if a dividend or other distribution is declared or distributed on the Common Stock, then the holders of shares of the Series A Preferred Stock shall be entitled to receive dividends or distributions (“Participating Dividends” and, together with the Fixed Dividends, “Dividends”) in an amount equal to the amount that would have been paid on the Common Stock into which the Series A Preferred Stock is then convertible, if all such Common Stock had been issued upon conversion and had been outstanding on the record date for such dividend or distribution on Common Stock (or, if no record is taken, the date as of which the record holders entitled to such dividend or distribution are determined) and therefore had been entitled to receive such dividends or distributions.

(d)                                 Other Dividends.  The holders of shares of the Series A Preferred Stock shall be entitled to receive such other dividends or distributions when and as declared by the Board of Directors, acting in its sole discretion.

(e)                                  Payment of Dividends.  Without the consent of the holders of at least sixty percent (60%) of the then outstanding shares of the Series A Preferred Stock, the Corporation shall not declare or pay any Dividends on the Series A Preferred Stock.

3.                                      Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the “Corporate Assets”), shall be distributed, before any distribution of assets shall be made to the holders of any Junior Securities, to the holders of the Series A Preferred Stock.  Each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the Corporate Assets an amount per share equal to the greater of:  (i) two times the Original Issue Price (subject to Adjustment), plus all accrued (whether or not yet accumulated) and unpaid Dividends on such share up to the date of distribution of the Corporate Assets and (ii) the fair market value of the shares of Common Stock (as determined in good faith by the Board of Directors) that would be received upon the conversion into Common Stock of:  (A) such share of Series A Preferred Stock at the Original Issue Price (subject to Adjustment), plus (B) any accrued (whether or not yet accumulated) and unpaid Dividends on such share of Series A Preferred Stock, plus (C) if such date of distribution of the Corporate Assets is on or prior to the fifth (5th) anniversary of the Original Issue Date, all Fixed Dividends that would have accrued and accumulated (assuming that no such Dividends were declared and paid) in accordance with this Charter on such share of Series A Preferred Stock after the date of distribution of the Corporate Assets through and including the fifth (5th) anniversary of the Original Issue Date (such amount, the “Liquidation Preference”).  If, upon the occurrence of a Liquidation, the Corporate Assets are insufficient to pay the holders of shares of the Series A Preferred Stock the entire amount of the Liquidation Preference, then the holders of shares of the Series A Preferred Stock shall share ratably in the distribution of the entire Corporate Assets based upon the aggregate Liquidation Preference of the Series A Preferred Stock held by each such holder.

4.                                      Priority of Series A Preferred Stock on Dividends and Redemptions.  So long as any Series A Preferred Stock remains outstanding, without the prior written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with employment agreements in effect with respect to such employees that were approved by the Board of Directors.

5.                                      Redemptions.

(a)                                  Scheduled Redemption.  On the tenth (10th)anniversary of the Original Issue Date, the Corporation shall redeem all of the issued and outstanding shares of Series A Preferred Stock (the “Mandatory Redemption Shares”) by paying in cash, out of funds legally available therefor, a price per share equal to the Redemption Price; provided, however, that the Corporation shall not make any redemption in violation of the DGCL.

(b)                                 Optional Redemption.  The Corporation may at any time and from time to time immediately prior to and conditioned upon the effectiveness of a Qualified Public Offering redeem all of the issued and outstanding shares of Series A Preferred Stock (such redeemed shares, the “Voluntary Redemption Shares,” and together with the Mandatory Redemption

Shares and the Special Redemption Shares, the “Redemption Shares”) by paying in cash, out of funds legally available therefor, a price per share equal to the Redemption Price; provided, however, that the Corporation shall not make any redemption in violation of the DGCL.

(c)                                  Redemption Price.  The “Redemption Price” per share of Series A Preferred Stock shall be the greater of:  (i) the Original Issue Price (subject to Adjustment) plus all accrued (whether or not yet accumulated) and unpaid Dividends on such share through and including the Redemption Date and (ii) the fair market value of the shares of Common Stock (as determined in good faith by the Board of Directors) that would be received upon the conversion into Common Stock of:  (A) such share of Series A Preferred Stock at the Original Issue Price (subject to Adjustment), plus (B) any accrued (whether or not yet accumulated) and unpaid Dividends on such share of Series A Preferred Stock.

(d)                                 Redemption Closing.  The Corporation shall purchase, and the holders of shares of Series A Preferred Stock participating in the redemption shall sell, the Redemption Shares, no later than forty-five (45) days after the date of written notice of the proposed redemption (or the next business day if such date is not a business day) at a time and place mutually agreeable to the Corporation and the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (the “Redemption Closing”).  The Corporation shall notify all holders of shares of Series A Preferred Stock participating in the redemption of the date and place of the Redemption Closing at least seven (7) days prior to the date of the Redemption Closing (the date of each such Redemption Closing, a “Redemption Date”).

(e)                                  Redemption Payments.  At the Redemption Closing or the Special Redemption Closing, as applicable, the holders of shares of Series A Preferred Stock participating in the redemption shall deliver to the Corporation certificates representing the Redemption Shares, and the Corporation shall deliver to each such holder the Redemption Price or the Special Redemption Price, as applicable, in cash (by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by such holder) for each share of Series A Preferred Stock to be redeemed by the Corporation.

(f)                                    Legally Available Funds.  For the purpose of determining whether funds are legally available for redemption of shares of Series A Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law.  From and after the Redemption Date or the Special Redemption Date, as applicable, unless there shall have been a default in payment of the Redemption Price or Special Redemption Price, as applicable, all rights of the holders of the Redemption Shares (except the right to receive the Redemption Price or Special Redemption Price, as applicable) shall cease with respect to such redeemed shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(g)                                 Redemption Default.  If, on any date on which shares of Series A Preferred Stock are to be redeemed, funds of the Corporation legally available therefor shall be insufficient to redeem all the Redemption Shares required to be redeemed as provided herein on such date or within forty-five (45) days thereafter, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the aggregate Redemption Price or Special Redemption Price, as applicable, of the shares of Series

A Preferred Stock then held by each holder of Series A Preferred Stock participating in the redemption.  The shares of Series A Preferred Stock not redeemed shall remain outstanding and each holder of such shares of Series A Preferred Stock shall be entitled to all of the rights and preferences provided herein and all other rights and remedies which such holder has under any applicable law and any other agreement or contract.  The redemption requirements provided herein shall be continuous, so that if on any date such requirement shall not be fully discharged, without further action by any holder of Series A Preferred Stock, funds legally available shall be applied therefor in the order in which such redemption requirements arise until such requirements are fully discharged.

(h)                                 Special Redemption.

(i)                                     If a Change of Control is proposed to occur, the Corporation shall give prompt written notice of such Change of Control describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred Stock, but in any event such notice shall not be given later than twenty (20) days prior to the consummation of such Change of Control, and the Corporation shall give each holder of Series A Preferred Stock prompt written notice of any material change in the terms or timing of such transaction.  The holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock may require the Corporation to redeem all or any portion (on a pro rata basis) of the Series A Preferred Stock owned by such holders (the “Special Redemption Shares”) at a price per share of Series A Preferred Stock equal to the Special Redemption Price by giving written notice to the Corporation of such election prior to the later of:  (A) ten (10) days prior to the consummation of the Change of Control or (B) ten (10) days after receipt of the Corporation’s notice (the “Expiration Date”).  The Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred Stock within five (5) days prior to the consummation of the Change of Control, and each such holder shall have until two (2) days after the receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred Stock owned by such holder.

Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Series A Preferred Stock specified therein upon the consummation of the Change of Control (the “Special Redemption Closing”) (the date of such Special Redemption Closing, the “Special Redemption Date”).  If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock may rescind all requests for redemption in connection therewith by delivering written notice of such rescission to the Corporation prior to the consummation of the transaction.

(ii)                                  “Change of Control” means the sale of all or substantially all the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value (as determined in good faith by the Board of Directors)) in any transaction or series of related transactions, or any merger, consolidation or reorganization of the Corporation into or with another corporation or other similar transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such merger, consolidation or reorganization of the Corporation into or with another corporation or other similar transaction or series of related transactions (i) hold less than fifty percent (50%) of the outstanding voting securities of the surviving corporation following the merger, consolidation or reorganization or (ii) hold less than fifty percent (50%) of the outstanding voting securities of an affiliated entity of the surviving corporation (if such securities of an affiliated entity are issued to the stockholders of the Company in such transaction).

(iii)                               “Special Redemption Price” per share of Series A Preferred Stock shall be: (A) the Liquidation Preference, if the Change of Control occurs on or prior to the fifth (5th) anniversary of the Original Issue Date or (B) the Redemption Price, if the Change of Control occurs after the fifth (5th) anniversary of the Original Issue Date.

(iv)                              Redemptions made pursuant to this Section 5(h) shall not relieve the Corporation of its obligation to redeem the Mandatory Redemption Shares pursuant to Section 5(a) above.

6.                                      Voting Rights.

(a)                                  Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held of record by such holder are then convertible, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.  Except as provided by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of the Common Stock as a single class.

(b)                                 The Corporation shall not, without first obtaining the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class:

(i)                                     directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities other than the Series A Preferred Stock pursuant to the terms of this Charter;

(ii)                                  directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Corporation’s or any Subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) other than the Series A Preferred Stock pursuant to the terms of this Charter;

(iii)                               authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (A) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other Equity Securities, issued in connection with the issuance of capital stock or other Equity Securities or containing profit participation features) or (B) any capital stock or other Equity Securities, including any Series A Preferred Stock (or any securities convertible into or exchangeable for any capital stock or other Equity Securities), except (1) the Equity Securities issued on the Original Issue Date and (2) the Equity Securities issued pursuant to a stock option plan approved by the Board of Directors and at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (the “Stock Option Plan”); provided, that in the event that the Corporation’s consolidated general ledger cash balance at any time is less than $5,000,000, upon the approval of (A) any holder of shares of Series A Preferred Stock and (B) the majority of the Board of Directors, the Corporation may issue and sell shares of the Series A Preferred Stock, any other authorized preferred stock of the Corporation and/or any Common Stock in an amount to finance the Corporation’s budget (approved by the Board of Directors) for the subsequent four (4) fiscal quarters plus an additional $5,000,000;

(iv)                              merge or consolidate with any Person, or, permit any Subsidiary to merge or consolidate with any Person (other than a wholly-owned Subsidiary);

(v)                                 sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than fifty percent (50%) of the consolidated assets of the Corporation and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value (as determined in good faith by the Board of Directors)) in any transaction or series of related transactions (other than sales in the ordinary course of business);

(vi)                              effect a Change of Control;

(vii)                           liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a corporation, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

(viii)                        acquire or permit any Subsidiary to acquire, any interest in any Corporation or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, involving an aggregate consideration (including, without limitation, the assumption of liabilities whether direct or indirect) greater than $50,000;

(ix)                                make any amendment to this Charter, or the bylaws of the Corporation, or file any resolution of the Board of Directors with the Secretary of State of the State of Delaware containing any provisions or take any other actions, which would increase or decrease the number of authorized shares of the Series A Preferred Stock or adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Series A Preferred Stock or the Common Stock under this Charter or the bylaws of the Corporation;

(x)                                   enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, employees, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms;

(xi)                                create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any indebtedness;

(xii)                             create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liens;

(xiii)                          make any capital expenditures not set forth in the Corporation’s budget approved by the Board of Directors (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied);

(xiv)                         enter into any leases or other rental agreements (excluding capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) under which the amount of the aggregate lease payments for all such agreements exceeds $50,000 on a consolidated basis for any twelve-month period;

(xv)                            increase the authorized size of the Board of Directors above eleven (11) members or decrease the authorized size of the Board of Directors below eleven (11) members;

(xvi)                         amend or modify any stock option plan or employee stock ownership plan as in existence as of the date of this Charter, adopt any new stock option plan or employee stock ownership plan or issue any shares of Common Stock to its or its Subsidiaries’ employees other than pursuant to the Corporation’s existing stock option and employee stock ownership plans; or

(xvii)                      issue or sell any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Corporation or any wholly-owned Subsidiary.

Any such actions taken without the required consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock shall be void ab initio.

7.                                      Optional Conversion.  The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (subject to Adjustment) plus all accrued (whether or not yet accumulated) and unpaid Dividends on such share of Series A Preferred Stock by the Conversion Price in effect at the time of conversion.  The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.5079.  Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of shares of Series A Preferred Stock.

(b)                                 Mechanics of Conversion.

(i)                                     In order for a holder of shares of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates evidencing the ownership of such shares of Series A Preferred Stock at the office of the transfer agent for the shares of Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Conversion Date”).  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series A Preferred Stock, or to its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.  Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  Other than as set forth in Section 7 below, if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person entitled to receive the Common Stock issuable upon such conversion of the shares of Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(ii)                                  The Corporation shall, at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.  Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(iii)                               All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive and to vote shares of Common Stock in exchange therefor.  Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Series A Preferred Stock or reduce the authorized number thereof as may be appropriate accordingly.

(c)                                  Adjustments to Conversion Price for Diluting Issues:

(i)                                     Special Definitions.  For purposes of this Section 7(c), the following definitions shall apply:

(A)                              “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) or restricted stock, excluding options granted to or shares of restricted stock acquired by employees, directors or consultants of the Corporation pursuant to the Stock Option Plan to acquire up to 14,117,647 shares of Common Stock (subject to Adjustment) and any shares of Common Stock issued upon exercise of such options (such excluded options and shares, the “Reserved Option Shares”).

(B)                                “Convertible Securities” shall mean any evidences of indebtedness, stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(C)                                “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 7(c)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(I)                                    shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock;

(II)                                shares of Common Stock issued or issuable as a dividend or distribution on Series A Preferred Stock (in accordance with the provisions hereof);

(III)                            the Reserved Option Shares;

(IV)                            shares of Common Stock issued in a Qualified Public Offering;

(V)                                shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses I through IV or this clause V;

(VI)                            other Options or shares of capital stock of the Corporation, which shall be excluded from this definition of Additional Shares of Common Stock only upon the written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock; or

(VII)                        shares of capital stock issued or issuable by reason of an Adjustment.

(ii)                                  No Adjustment of Conversion Price.  No adjustment in the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible shall be made, by adjustment in the Conversion Price thereof pursuant to Section 7(c)(iv) hereof, unless the consideration per share (determined pursuant to Section 7(c)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock.

(iii)                               Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock.  If the Corporation at any time or from time to time after Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)                              no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities and, upon the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding; provided that if a readjustment would result in an increase of the Conversion Price then in effect, such readjustment shall not be effective until thirty (30) days after written notice of such readjustment has been given by the Corporation to all holders of the Series A Preferred Stock; and

(B)                                if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided that no readjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date (taking into account any subsequent applicable adjustments) or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; further provided that if a readjustment would result in an increase of the Conversion Price then in effect, such readjustment shall not be effective until thirty (30) days after written notice of such readjustment has been given by the Corporation to all holders of the Series A Preferred Stock.

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7(c)(iii)), without consideration or for a Net Consideration Per Share less than the Conversion Price in effect on the date of and immediately prior to such issuance (the “Dilutive Price”), then and in such event, the Conversion Price shall be reduced, concurrently with such issuance (a “Dilutive Issuance”), to a price equal to the per share consideration received for such Additional Shares of Common Stock.

(v)                                 Determination of Consideration.  For purposes of this Section 7(c), the “Net Consideration Per Share” shall mean the per share consideration received by the Corporation for the issue of any Additional Shares of Common Stock and shall be computed as follows:

(A)                              Cash and Property:                                          Such consideration shall:

(I)                                    insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II)                                insofar as it consists of property other than cash, be computed at the fair market value thereof (as determined in good faith by the Board of Directors)  at the time of such issue; and

(III)                            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B)                                Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(x)                                   the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)                              Adjustment for Combinations or Consolidation of Common Stock.  If, at any time after the Original Issue Date the number of shares of Common Stock outstanding are decreased by a combination of the outstanding shares of Common Stock, then following the record date fixed for such combination (or the date of such combination, if no record date is fixed), the applicable Conversion Price shall be increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(vii)                           Adjustment for Stock Dividends, Splits, Etc.  If the Corporation shall at any time after the Original Issue Date fix a record date for the subdivision, split-up or stock dividend of shares of Common Stock, then, following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such subdivision, split-up or dividend (or the date of such subdivision, split-up or dividend, if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares; provided, however, that the Conversion Price shall not be decreased at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(viii)                        Adjustment for Merger or Reorganization, etc.  In case of any consolidation, recapitalization or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the type and amount of shares of stock or other securities or property to which a holder of the number of shares of

Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 7 with respect to the rights and interest thereafter of the holders of the shares of Series A Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(d)                                 No Impairment.  The Corporation shall not, by amendment of this Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred Stock against impairment.

(e)                                  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of each applicable Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the shares of Series A Preferred Stock.

(f)                                    Notice of Record Date.  In the event:

(i)                                     that the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or any other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(ii)                                  that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)                               of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv)                              of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

(A)                              the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined; or

(B)                                the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

8.                                      Automatic Conversion.

(a)                                  In the event a registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation pursuant to a Qualified Public Offering is declared effective, then effective upon the closing of the sale of such shares of Common Stock by the Corporation pursuant to such Qualified Public Offering, the Corporation may at any time require all outstanding shares of Series A Preferred Stock to automatically convert to shares of Common Stock in the manner provided in Section 7 herein, at the then effective Conversion Price.

(b)                                 Upon the consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, all outstanding shares of Series A Preferred Stock shall automatically convert to shares of Common Stock in the manner provided in Section 7 herein, at the then effective Conversion Price.

(c)                                  In the case of an automatic conversion pursuant to this Section 8, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation.

(d)                                 All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

9.                                      Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock.  Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Stock represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

10.                               Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

11.                               Certain Definitions.

“Affiliate” of any particular Person or entity means any other Person or entity controlling, controlled by or under common control with such particular Person or entity.

“Equity Securities” means any equity securities of the Company, including, without limitation, the Series A Preferred Stock, the Common Stock, and any other securities or instruments which have equity features or which are convertible into or exercisable for any such securities or instruments.

“Junior Securities” means any capital stock or other Equity Securities, except for the Series A Preferred Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Interest” means the interest expense on the Term Loan during the PIK Period (as that term is defined in the Term Loan).

“Public Offering” means any offering by the Corporation of securities of any kind whatsoever to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Qualified Public Offering” means a Public Offering of newly issued or outstanding securities which yields aggregate proceeds to the Corporation (net of commissions and discounts) at least equal to the greater of:  (i) $50,000,000 or (ii) the outstanding principal amount of the Term Loan (including any accrued PIK Interest).

“Series A Purchase Agreement” means the Series A Preferred Stock Purchase Agreement dated as of June 27, 2002 by and among the Company and certain holders of shares of Series A Preferred Stock (as may be amended from time to time).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.  For purposes of this Charter, reference to any “Subsidiary” means a Subsidiary of the Corporation.

“Term Loan” means the Corporation’s seven-year amortizing term loan pursuant to the Third Amended and Restated Loan and Security Agreement dated as of June     , 2002 by and among the Corporation and certain other parties thereto.

12.                               Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of this Article V without the prior written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock at the time such action is taken.

13.                               Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed, or sent to (i) the Corporation, at its principal executive offices and (ii) any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing to the Corporation by any such holder).

ARTICLE VI

Terms of Common Stock

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Common Stock shall be as set forth in this Article VI.

1.                                      Dividends.

After dividends on the Series A Preferred Stock shall have been paid, subject to the provisions of Section 3 and Section 6(b)(i) of Article V and to the provisions of any Junior Securities that are senior to the Common Stock, the holders of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, from funds legally available for the payment of dividends, such dividends as may be declared from time to time or at any time by the Board of Directors.

2.                                      Voting Rights.

Except as otherwise provided hereunder or as otherwise required by law, the holders of Common Stock shall be entitled to one vote for each share held on any matter submitted to a vote of the stockholders of the Corporation.

3.                                      Liquidation.

Subject to the provisions of the Series A Preferred Stock and to the provisions of any Junior Securities that are senior to the Common Stock, the holders of Common Stock shall be entitled to participate in all distributions to the holders of Common Stock in any Liquidation (ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such distribution).

4.                                      Registration of Transfer.

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of the Common Stock.  Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of such class is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

5.                                      Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

6.                                      Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of this Article VI without the prior written consent of the holders of a majority of the then outstanding shares of Common Stock and Series A Preferred Stock voting together as a single class.

7.                                      Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed, or sent to (i) the Corporation, at its principal executive offices and (ii) any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing to the Corporation by any such holder).

ARTICLE VII

Preemptive Rights

Except as may otherwise be specifically agreed in writing between the Corporation and a stockholder, no stockholder of this Corporation shall have any preferential, preemptive or other rights of subscription to any shares of any class or series of stock of this Corporation allotted or sold or to be allotted or sold, whether now or hereafter authorized, or to any obligations or securities convertible into any class or series of capital stock of this Corporation.

ARTICLE VIII

Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IX

Directors

The number of directors constituting the Board of Directors shall be fixed by or in the manner provided by the bylaws of the Corporation.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have power to adopt, and to alter, amend or repeal the bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend, alter or repeal bylaws.

ARTICLE X

Stockholders Meetings/Voting

1.                                      Meetings of Stockholders.  Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.

2.                                      No Cumulative Voting.  No stockholder of the Corporation shall be entitled to any cumulative voting rights.

3.                                      Voting Generally.  The stockholders of the Corporation shall take action by the affirmative vote of the holders of a majority of the shares present and entitled to vote, except where a larger proportion is required by law, this Charter or a stockholder control agreement.

ARTICLE XI

Indemnification

The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Article XI shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE XII

Director Liability

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for a breach of fiduciary duty as a director.  Any repeal or amendment of this Article XII shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

ARTICLE XIII

Miscellaneous

1.                                       The election of directors need not be by ballot unless the bylaws of the Corporation shall so require.

2.                                       The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the bylaws of the Corporation.

3.                                       If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

4.                                       This Corporation shall not be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the President of the Corporation has executed this Fifth Amended and Restated Certificate of Incorporation of Eschelon Telecom, Inc. on June 27, 2002.

ESCHELON TELECOM, INC.

By:	/s/ Richard A. Smith
Richard A. Smith
President